                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                                 Neurochem Inc.
                          --------------------------
                                (Name of Issuer)

                           Common Shares, no par value
                          --------------------------
                         (Title of class of securities)

                                   64125K101
                          --------------------------
                                 (CUSIP Number)

                              Dr. Francesco Bellini
                      Chairman and Chief Executive Officer
                                 Neurochem Inc.
                    7220 Frederick-Banting Street, Suite 100
                      Saint-Laurent, Quebec H4S 2A1, Canada
                                 (514) 337-4646
           (Persons Authorized to Receive Notices and Communications)

                               September 23, 2003
                          --------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

----------------------
CUSIP No.   64125K101                  13D
----------------------

--------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
        1         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  P.P. Luxco Holdings II S.A.R.L.
--------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  --------------------------------------------------------------

                  --------------------------------------------------------------
                                        (a)  [ ]
        2                               (b)  [ ]
--------------------------------------------------------------------------------
        3         SEC USE ONLY
--------------------------------------------------------------------------------
                  SOURCE OF FUNDS
                  AF
        4
--------------------------------------------------------------------------------
                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)
        5         N/A
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION
                  Luxembourg
--------------------------------------------------------------------------------
 NUMBER OF              7     SOLE VOTING POWER
  SHARES                      -0-
BENEFICIALLY      --------------------------------------------------------------
 OWNED BY               8     SHARED VOTING POWER
  EACH                        10,718,368(1)
REPORTING         --------------------------------------------------------------
 PERSON                 9     SOLE DISPOSITIVE POWER
  WITH                        -0-
                  --------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER
                              10,718,368(1)
--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
       11         10,718,368(1)
--------------------------------------------------------------------------------

                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                  --------------------------------------------------------------
                  N/A
                  --------------------------------------------------------------
        12
--------------------------------------------------------------------------------
                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        13         32.1%
--------------------------------------------------------------------------------
                   TYPE OF REPORTING PERSON
        14         CO
--------------------------------------------------------------------------------

---------------
(1) Includes 4,000,000 common shares which may be purchased pursuant to currently exercisable warrants.

----------------------
CUSIP No.   64125K101                  13D
----------------------

--------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
        1         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Picchio Pharma Inc.
--------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  --------------------------------------------------------------

                  --------------------------------------------------------------
                                        (a)  [ ]
        2                               (b)  [ ]
--------------------------------------------------------------------------------
        3         SEC USE ONLY
--------------------------------------------------------------------------------
                  SOURCE OF FUNDS
                  AF
        4
--------------------------------------------------------------------------------
                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)
        5         N/A
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION
                  Canada
--------------------------------------------------------------------------------
 NUMBER OF              7     SOLE VOTING POWER
  SHARES                      -0-
BENEFICIALLY      --------------------------------------------------------------
 OWNED BY               8     SHARED VOTING POWER
  EACH                        10,718,368(1)
REPORTING         --------------------------------------------------------------
 PERSON                 9     SOLE DISPOSITIVE POWER
  WITH                        -0-
                  --------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER
                              10,718,368(1)
--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
       11         10,718,368(1)
--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES
                  --------------------------------------------------------------
                  N/A
                  --------------------------------------------------------------
        12
--------------------------------------------------------------------------------
                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        13         32.1%
--------------------------------------------------------------------------------
                   TYPE OF REPORTING PERSON
        14         HC;CO
--------------------------------------------------------------------------------

---------------
(1) Includes 4,000,000 common shares which may be purchased pursuant to currently exercisable warrants.

----------------------
CUSIP No.   64125K101                  13D
----------------------

--------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
        1         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  FMRC Family Trust
--------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  --------------------------------------------------------------

                  --------------------------------------------------------------
                                        (a)  [ ]
        2                               (b)  [ ]
--------------------------------------------------------------------------------
        3         SEC USE ONLY
--------------------------------------------------------------------------------
                  SOURCE OF FUNDS
                  00
        4
--------------------------------------------------------------------------------
                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)
        5         N/A
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION
                  Alberta
--------------------------------------------------------------------------------
 NUMBER OF              7     SOLE VOTING POWER
  SHARES                      -0-
BENEFICIALLY      --------------------------------------------------------------
 OWNED BY               8     SHARED VOTING POWER
  EACH                        10,718,368(1)
REPORTING         --------------------------------------------------------------
 PERSON                 9     SOLE DISPOSITIVE POWER
  WITH                        -0-
                  --------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER
                              10,718,368(1)
--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
       11         10,718,368(1)
--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES
                  --------------------------------------------------------------
                  N/A
                  --------------------------------------------------------------
        12
--------------------------------------------------------------------------------
                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        13         32.1%
--------------------------------------------------------------------------------
                   TYPE OF REPORTING PERSON
        14         OO
--------------------------------------------------------------------------------

---------------
(1) Includes 4,000,000 common shares which may be purchased pursuant to currently exercisable warrants.

----------------------
CUSIP No.   64125K101                  13D
----------------------

--------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
        1         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  John W. Churchill
--------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  --------------------------------------------------------------

                  --------------------------------------------------------------
                                        (a)  [ ]
        2                               (b)  [ ]
--------------------------------------------------------------------------------
        3         SEC USE ONLY
--------------------------------------------------------------------------------
                  SOURCE OF FUNDS

        4
--------------------------------------------------------------------------------
                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)
        5         N/A
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION
                  Canada
--------------------------------------------------------------------------------
 NUMBER OF              7     SOLE VOTING POWER
  SHARES                      -0-
BENEFICIALLY      --------------------------------------------------------------
 OWNED BY               8     SHARED VOTING POWER
  EACH                        10,718,368(1)
REPORTING         --------------------------------------------------------------
 PERSON                 9     SOLE DISPOSITIVE POWER
  WITH                        -0-
                  --------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER
                              10,718,368(1)
--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
       11         10,718,368(1)
--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES
                  --------------------------------------------------------------
                  N/A
                  --------------------------------------------------------------
        12
--------------------------------------------------------------------------------
                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        13         32.1%
--------------------------------------------------------------------------------
                   TYPE OF REPORTING PERSON
        14         IN
--------------------------------------------------------------------------------

---------------
(1) Includes 4,000,000 common shares which may be purchased pursuant to currently exercisable warrants.

----------------------
CUSIP No.   64125K101                  13D
----------------------

--------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
        1         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Vernon H. Strang
--------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  --------------------------------------------------------------

                  --------------------------------------------------------------
                                        (a)  [ ]
        2                               (b)  [ ]
--------------------------------------------------------------------------------
        3         SEC USE ONLY
--------------------------------------------------------------------------------
                  SOURCE OF FUNDS

        4
--------------------------------------------------------------------------------
                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)
        5         N/A
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION
                  Canada
--------------------------------------------------------------------------------
 NUMBER OF              7     SOLE VOTING POWER
  SHARES                      -0-
BENEFICIALLY      --------------------------------------------------------------
 OWNED BY               8     SHARED VOTING POWER
  EACH                        10,718,368(1)
REPORTING         --------------------------------------------------------------
 PERSON                 9     SOLE DISPOSITIVE POWER
  WITH                        -0-
                  --------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER
                              10,718,368(1)
--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
       11         10,718,368(1)
--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES
                  --------------------------------------------------------------
                  N/A
                  --------------------------------------------------------------
        12
--------------------------------------------------------------------------------
                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        13         32.1%
--------------------------------------------------------------------------------
                   TYPE OF REPORTING PERSON
        14         IN
--------------------------------------------------------------------------------

---------------
(1) Includes 4,000,000 common shares which may be purchased pursuant to currently exercisable warrants.

----------------------
CUSIP No.   64125K101                  13D
----------------------

--------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
        1         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Power Technology Investment Corporation
--------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  --------------------------------------------------------------

                  --------------------------------------------------------------
                                        (a)  [ ]
        2                               (b)  [ ]
--------------------------------------------------------------------------------
        3         SEC USE ONLY
--------------------------------------------------------------------------------
                  SOURCE OF FUNDS
                  AF
        4
--------------------------------------------------------------------------------
                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)
        5         N/A
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION
                  Canada
--------------------------------------------------------------------------------
 NUMBER OF              7     SOLE VOTING POWER
  SHARES                      166,666
BENEFICIALLY      --------------------------------------------------------------
 OWNED BY               8     SHARED VOTING POWER
  EACH                        10,718,368(1)
REPORTING         --------------------------------------------------------------
 PERSON                 9     SOLE DISPOSITIVE POWER
  WITH                        166,666
                  --------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER
                              10,718,368(1)
--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
       11         10,718,368(1)
--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES
                  --------------------------------------------------------------
                  N/A
                  --------------------------------------------------------------
        12
--------------------------------------------------------------------------------
                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        13         32.6%
--------------------------------------------------------------------------------
                   TYPE OF REPORTING PERSON
        14         HC;CO
--------------------------------------------------------------------------------

---------------
(1) Includes 4,000,000 common shares which may be purchased pursuant to currently exercisable warrants.

----------------------
CUSIP No.   64125K101                  13D
----------------------

--------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
        1         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Dr. Francesco Bellini
--------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                  --------------------------------------------------------------

                  --------------------------------------------------------------
                                        (a)  [ ]
        2                               (b)  [ ]
--------------------------------------------------------------------------------
        3         SEC USE ONLY
--------------------------------------------------------------------------------
                  SOURCE OF FUNDS
                  PF
        4
--------------------------------------------------------------------------------
                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)
        5         N/A
--------------------------------------------------------------------------------
        6         CITIZENSHIP OR PLACE OF ORGANIZATION
                  Canada
--------------------------------------------------------------------------------
 NUMBER OF              7     SOLE VOTING POWER
  SHARES                      203,333*
BENEFICIALLY      --------------------------------------------------------------
 OWNED BY               8     SHARED VOTING POWER
  EACH                        -0-
REPORTING         --------------------------------------------------------------
 PERSON                 9     SOLE DISPOSITIVE POWER
  WITH                        203,333*
                  --------------------------------------------------------------
                       10     SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
       11         203,333*
--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES
                  --------------------------------------------------------------
                  N/A
                  --------------------------------------------------------------
        12
--------------------------------------------------------------------------------
                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        13         0.7%
--------------------------------------------------------------------------------
                   TYPE OF REPORTING PERSON
        14         IN
--------------------------------------------------------------------------------

---------------
* Includes 36,667 common shares issuable under currently exercisable options.

     This Amendment No. 1 amends and supplements the Schedule 13D filed on October 3, 2003 by (i) P.P. Luxco Holdings II S.A.R.L., (ii) Picchio Pharma, Inc., (iii) FMRC Family Trust, (iv) John W. Churchill, (v) Vernon H. Strang,
(vi) Power Technology Investment Corporation and (vii) Dr. Francesco Bellini (the "Statement") relating to the common stock, no par value, of Neurochem Inc., a corporation organized under the Canada Business Corporation Act, and is being filed to correct and amend the disclosure in Item 5 and supplement the disclosure in Items 6 and 7. Unless otherwise indicated, all capitalized terms used herein shall have the meanings given to them in the Statement, and unless amended or supplemented hereby, all information previously filed remains in effect.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

     Item 5 is hereby amended as follows:

     Clauses (iii), (v) and (vi) in the second full paragraph of subsection (a) are corrected and restated to read in their entirety as follows:

     (iii) FMRC, by virtue of its ownership of 50% of the issued and outstanding voting equity securities of Picchio, may be deemed to share beneficial ownership of the Neurochem Shares owned by Luxco (or 32.1% of the outstanding Neurochem Shares);

     (v) Messrs. Churchill and Strang, solely by virtue of their status as trustees of FMRC, may be deemed to share beneficial ownership of the Neurochem Shares held by Luxco, resulting in each of them beneficially owning 32.1% of the outstanding Neurochem Shares; and

     (vi) Dr. Bellini has sole beneficial ownership of 203,333 Neurochem Shares, of which 36,667 are issuable under currently exercisable options owned by him (or 0.7% of the outstanding Neurochem Shares.)

     The fifth full paragraph of subsection (a) is corrected and restated in its entirety to read as follows:

     By virtue of the Shareholders Agreement described in Item 6 below, Power Tech, FMRC, Picchio, Dr. Francesco Bellini and Messrs. Churchill and Strang may be deemed to be members of a group as defined in Rule 13d-5(b). FMRC, Picchio, Luxco, Mr. Churchill and Mr. Strang each disclaim beneficial ownership of the 203,333 Neurochem Shares (of which 36,667 are subject to currently exercisable options) owned beneficially and of record by Dr. Bellini. Power Tech disclaims beneficial ownership of the 203,333 Neurochem Shares (of which 36,667 are subject to currently exercisable options) owned beneficially and of record by Dr. Bellini. Dr. Bellini disclaims beneficial ownership of (i) an aggregate of 57,600 Neurochem Shares owned by his sons and (ii) the Neurochem Shares held by the other Filing Persons.

     The second and third sentences of subsection (b) are corrected and restated to read in their entirety as follows:

     Power Tech has the sole voting and dispositive power over the 166,666 Neurochem Shares owned by it. Dr. Bellini has sole voting and dispositive power over 203,333 Neurochem Shares he owns, of which 36,667 are issuable under currently exercisable options.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     Item 6 is hereby supplemented by the following:

     As previously disclosed in the Company's registration statement on Form F-10 filed with the Securities and Exchange Commission, file number 333-108094, pursuant to an Underwriting Agreement dated September 18, 2003 (the "Underwriting Agreement") by and among the Company, UBS Securities LLC ("UBS") and the other underwriters named therein (collectively with UBS, the "Underwriters"), each of the directors and officers of the Company, including Dr. Bellini, and Luxco agreed with the Underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, any Neurochem Shares or securities convertible into or exchangeable for Neurochem Shares for 90 days from the date of the Underwriting Agreement, subject to certain permitted exceptions, without the prior written consent of UBS, acting on behalf of the Underwriters. This description of the Underwriting Agreement is qualified in its entirety by reference to the Form of Underwriting Agreement, which is filed as Exhibit I hereto.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

     Item 7 is hereby supplemented by the following:


EXHIBIT      NAME
I.           Underwriting Agreement by and among Neurochem Inc., UBS Securities LLC,
             Banc of America Securities Canada Co., RBC Dominion Securities Inc.,
             CIBC World Markets Inc., Loewen, Ondaatje, McCutcheon Limited and Orion
             Securities Inc., dated September 18, 2003.*


* Incorporated by reference to Exhibit 3 to the Company's registration statement on Form F-10 filed with the Securities and Exchange Commission (file no. 333-108094) on September 17, 2003.

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2003

                                               P.P. LUXCO HOLDINGS II S.A.R.L.





                                                By:/s/ Francesco Bellini
                                                   -------------------------
                                                   Name:  Dr. Francesco Bellini
                                                   Title:  Manager



                                                 By:/s/ Stephane Hadet
                                                    -------------------------
                                                    Name:  Stephane Hadet
                                                    Title:  Manager

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2003


                                              PICCHIO PHARMA INC.





                                              By:/s/ Francesco Bellini

                                                 ----------------------------
                                                  Name:  Dr. Francesco Bellini
                                                  Title: Chairman and Director

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2003


                                              FMRC FAMILY TRUST




                                               By: /s/ Vernon H. Strang
                                                   --------------------------
                                                   Name:  Vernon H. Strang
                                                   Title:  Trustee

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2003



                                                 /s/ John Churchill
                                                 --------------------------
                                                 JOHN W. CHURCHILL, Trustee

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2003


                                                /s/ Vernon H. Strang
                                                ---------------------------
                                                VERNON H. STRANG

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2003



                                              /s/ Francesco Bellini
                                              -----------------------------
                                              DR. FRANCESCO BELLINI

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2003



                           POWER TECHNOLOGY INVESTMENT CORPORATION


                           By: /s/ Leslie Raenden
                               -------------------------------
                               Name: Leslie Raenden
                               Title: Executive Vice-President Finance

                                  EXHIBIT INDEX

EXHIBIT           NAME

I.                Underwriting Agreement by and among Neurochem Inc., UBS Securities LLC,
                  Banc of America Securities Canada Co., RBC Dominion Securities Inc.,
                  CIBC World Markets Inc., Loewen, Ondaatje, McCutcheon Limited and Orion
                  Securities Inc., dated September 18, 2003.*





* Incorporated by reference to Exhibit 3 to the Company's registration statement on Form F-10 filed with the Securities and Exchange Commission (file no. 333-108094) on September 17, 2003.